Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of SunCoke Energy, Inc. (“the Company”) for the sale of shares of the Company’s common stock, preferred stock, debt securities or other securities and to the incorporation by reference therein of our report dated February 18, 2016 with respect to the consolidated financial statements of SunCoke Energy, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
July 29, 2016